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Sonic Automotive, Inc.
Exhibit 12.1
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                                                                       Year Ended December 31,
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                                                       1997         1998        1999          2000      2001
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
Fixed charges:
   Interest expense, other                             1,199        9,395      21,586        42,244     35,869
   Rent expense (interest factor)                        716        3,494       8,806        18,241     21,468
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Total fixed charges                                    1,915       12,889      30,392        60,485     57,337
Income before income taxes                             5,998       29,640      72,974       119,872    130,044
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Income before income taxes & fixed charges             7,913       42,529     103,366       180,357    187,381
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 Ratio  of earnings to fixed charges                    4.1x         3.3x        3.4x          3.0x       3.3x
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